Exhibit 99.1

JOINT FILING AGREEMENT

This Agreement is dated as of May 23, 2023, by and among John Paul DeJoria, The John Paul DeJoria Family Trust (the “Family Trust”), JP’s Nevada Trust (the “Nevada Trust”), JPD Family Office Services, LLC (“Trust Services”), and JDP 2019 Gift Trust (the “Gift Trust”).

WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under Section 13d(1) of the Securities Exchange Act of 1934, as amended (the “Act”), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing.

NOW, THEREFORE, the undersigned do hereby agree as follows:

1.       The Schedule 13D (the “Schedule 13D”) with respect to Rego Payment Architectures, Inc., a Delaware corporation, to which this Agreement is attached as Exhibit A is filed on behalf of John Paul DeJoria, the Family Trust, the Nevada Trust, Trust Services and the Gift Trust. Each of the Family Trust, the Nevada Trust, Trust Services and the Gift Trust hereby authorizes Mr. DeJoria to file the Schedule 13D on its behalf.

2.       Each of the John Paul DeJoria, the Family Trust, the Nevada Trust, Trust Services and the Gift Trust is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that such person or entity is not responsible for the completeness or accuracy of the information concerning any other person or entity making such filing.

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IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

John Paul DeJoria
/s/ John Paul DeJoria
John Paul DeJoria

John Paul DeJoria Family Trust
/s/ John Paul DeJoria
By: John Paul DeJoria, sole trustee

JP’s Nevada Trust
/s/ John Paul DeJoria
By: John Paul DeJoria, investment trustee

JPD Family Office Services, LLC
/s/ Kevin Lange
By: Kevin Lange, President

JPD 2019 Gift Trust
/s/ John Paul DeJoria
By: John Paul DeJoria, sole trustee